EXHIBIT 99.1

                              [AEP INDUSTRIES LOGO]

FOR IMMEDIATE RELEASE              Contact:    Paul M. Feeney
                                               Executive Vice President, Finance
                                               and Chief Financial Officer
                                               AEP Industries Inc.
                                               (201) 807-2330
                                               feeneyp@aepinc.com

         AEP INDUSTRIES INC. REPORTS FISCAL 2008 SECOND QUARTER RESULTS

South Hackensack, NJ, June 9, 2008 - AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal second quarter ended April 30, 2008.

Net sales increased $22.9 million, or 14%, in the second quarter of fiscal 2008 to $181.2 million compared with $158.3 million in the second quarter of fiscal 2007. The increase is primarily the result of a 15% increase in average selling prices, driven by higher resin costs in the current period in comparison to the same period of fiscal 2007, partially offset by a 2% decrease in sales volume. The effect of foreign exchange on net sales in the 2008 period was a positive $2.1 million, reflecting the impact of the strengthened Canadian currency.

For the first six months of fiscal 2008, net sales increased $45.0 million to $354.9 million compared with $309.9 million in the same period last year. The increase was primarily due to an 11% increase in average selling prices, combined with a 2% increase in sales volume and the positive impact of foreign exchange of $4.2 million.

Gross profit for the second quarter of fiscal 2008 decreased $10.6 million to $22.3 million as compared to $32.9 million in the prior year quarter. The decrease in gross profit was due to a $6.3 million LIFO benefit recorded in the second quarter of the prior year combined with current quarter margin erosion resulting from difficult economic and competitive conditions and higher manufacturing costs. The effect of foreign exchange on gross profit for the current quarter was a net positive $0.3 million.

For the first six months of fiscal 2008, gross profit decreased $24.2 million to $50.2 million as compared to $74.4 million in the prior year six-month period. The decrease in gross profit for the first six months of fiscal 2008 includes an $8.5 million cumulative impact on gross profit related to the LIFO reserve. Additionally, decreases in material margin (selling prices less material costs) partly due to lagging selling price increases were partially offset by an increase in sales volume and a positive foreign exchange effect of $0.8 million relating to the Company's Canadian operations.

Operating expenses for the three and six months ended April 30, 2008 increased $2.3 million to $23.1 million and $3.0 million to $44.6 million, respectively, as compared to the same periods of the prior fiscal year. These increases are primarily due to a payment of approximately $1.6 million, excluding professional fees, related to a commercial dispute, an increase in delivery expenses resulting from higher fuel costs, an increase in bad debt expense resulting from a customer's bankruptcy, and advisory costs incurred as a result of the exploration of strategic alternatives related to the Company's April 2008 sale of its AEP Industries Nederland B.V. ("AEP Netherlands") subsidiary, partially mitigated by a decrease in the accrual for bonuses and a decrease in compensation costs recorded in accordance with SFAS 123R for stock options and performance units.

Interest expense for the three and six months ended April 30, 2008 increased $0.4 million to $4.1 million and $0.6 million to $8.1 million, respectively, as compared to the same periods of the prior fiscal year. These increases resulted primarily from higher average borrowings on the Company's Credit Facility during the three and six months ended April 30, 2008, as compared to the same periods in the prior fiscal year, partially offset by lower interest rates on these borrowings.

On April 4, 2008, the Company completed the sale of AEP Netherlands, the last remaining component of the Company's European segment that manufactured custom films, stretch wrap and printed and converted films, to Euro-M Flexible Packaging S.A. and Ghlin S.r.L and received in cash approximately $26.8 million (approximately $3.2 million for the shares of AEP Netherlands, net of closing and other costs totaling $1.5 million, and approximately $23.6 million for the settlement of all intercompany loans). In connection with the sale of AEP Netherlands, the Company recorded a $10.7 million gain on disposition from discontinued operations for the three and six months ended April 30, 2008, including a $1.5 million pre-tax gain on sale of shares of AEP Netherlands, $6.9 million of realized foreign currency exchange gains ($4.1 million after tax) resulting from the settlement of all intercompany loans, denominated in Euros ($5.1 million of which had been previously recognized in accumulated other comprehensive income at October 31, 2007), and the reclassification of AEP Netherlands' accumulated foreign currency translation gains into income in the amount of $2.3 million.

Net income for the three and six months ended April 30, 2008 was $5.5 million or $0.81 per diluted share and $7.5 million or $1.10 per diluted share, respectively. Net income for the three and six months ended April 30, 2007 was $6.2 million or $0.77 per diluted share and $16.8 million or $2.09 per diluted share, respectively.

"Second quarter results reflect the unfortunate but anticipated effects of the economic slow down currently underway in North America," stated Brendan Barba, Chairman and Chief Executive Officer of the Company. "Despite the continuation of difficult conditions, we are navigating the current economic environment and are positioned for improved operating results in the final two quarters of 2008. We are comfortable with our balance sheet and confident that stronger operating results will follow the market place rationalizations currently underway," continued Mr. Barba.

Adjusted EBITDA was $2.9 million in the current quarter as compared to $22.9 million for the three months ended April 30, 2007. Adjusted EBITDA for the six months ended April 30, 2008 was $20.4 million, as compared to $41.3 million for the six months ended April 30, 2007.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense) and non-cash share-based compensation expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share-based compensation. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

                                              Second Quarter        April YTD         Second Quarter        April YTD
                                                Fiscal 2008        Fiscal 2008          Fiscal 2007        Fiscal 2007
                                             ----------------    ----------------    ----------------    ----------------
                                              (in thousands)      (in thousands)      (in thousands)      (in thousands)
Net income                                   $          5,523    $          7,503    $          6,153    $         16,845
Income from discontinued operations                     8,810               9,169               1,026               1,594
                                             ----------------    ----------------    ----------------    ----------------
Income (loss) from continuing operations               (3,287)             (1,666)              5,127              15,251
    (Benefit)/provision for taxes                      (1,905)               (804)              3,381              10,281
    Interest expense                                    4,093               8,139               3,703               7,462
    Depreciation and amortization expense               3,448               6,816               3,572               7,171
    Increase (decrease) in LIFO reserve                   112               7,906               6,280                (605)
    Other non-operating income                           (129)               (495)               (141)               (186)
    Non-cash share-based compensation                     586                 544               1,020               1,963
                                             ----------------    ----------------    ----------------    ----------------
                           ADJUSTED EBITDA   $          2,918    $         20,440    $         22,942    $         41,337
                                             ================    ================    ================    ================

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at www.aepinc.com on June 10, 2008 at 10:00 a.m. EDT. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions. Those and other risks are described in the Company' annual report on Form 10-K for the year ended October 31, 2007 and subsequent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information become available in the future.

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands, except per share data)

                                                                      FOR THE THREE MONTHS               FOR THE SIX MONTHS
                                                                        ENDED APRIL 30,                    ENDED APRIL 30,
                                                                 ------------------------------    ------------------------------
                                                                     2008             2007              2008            2007
                                                                 -------------    -------------    -------------    -------------
NET SALES                                                        $     181,203    $     158,273    $     354,901    $     309,881
COST OF SALES                                                          158,862          125,341          304,722          235,517
                                                                 -------------    -------------    -------------    -------------
   Gross profit                                                         22,341           32,932           50,179           74,364
OPERATING EXPENSES:
   Delivery                                                              8,695            8,059           17,225           15,812
   Selling                                                               8,092            7,767           16,074           15,440
   General and administrative                                            6,348            5,040           11,272           10,308
                                                                 -------------    -------------    -------------    -------------
     Total operating expenses                                           23,135           20,866           44,571           41,560
OTHER OPERATING INCOME:
   Gain (loss) on sales of property, plant and equipment, net             (434)               4             (434)               4
                                                                 -------------    -------------    -------------    -------------
     Operating income (loss)                                            (1,228)          12,070            5,174           32,808
OTHER INCOME (EXPENSE):
   Interest expense                                                     (4,093)          (3,703)          (8,139)          (7,462)
   Other, net                                                              129              141              495              186
                                                                 -------------    -------------    -------------    -------------
Income (loss) from continuing operations before benefit
   (provision) for income taxes                                         (5,192)           8,508           (2,470)          25,532
BENEFIT (PROVISION) FOR INCOME TAXES                                     1,905           (3,381)             804          (10,281)
                                                                 -------------    -------------    -------------    -------------
   Income (loss) from continuing operations                             (3,287)           5,127           (1,666)          15,251
DISCONTINUED OPERATIONS:
   Income from discontinued operations                                     880            1,026            1,239            1,594
   Gain from disposition                                                10,708               --           10,708               --
   Provision for income taxes                                           (2,778)              --           (2,778)              --
                                                                 -------------    -------------    -------------    -------------
     Income from discontinued operations                                 8,810            1,026            9,169            1,594
                                                                 -------------    -------------    -------------    -------------
Net income                                                       $       5,523    $       6,153    $       7,503    $      16,845
                                                                 =============    =============    =============    =============
BASIC EARNINGS (LOSS) PER COMMON SHARE:
     Income (loss) from continuing operations                    $       (0.48)   $        0.65    $       (0.24)   $        1.93
                                                                 =============    =============    =============    =============
     Income from discontinued operations                         $        1.29    $        0.13    $        1.34    $        0.20
                                                                 =============    =============    =============    =============
     Net income per common share                                 $        0.81    $        0.78    $        1.10    $        2.13
                                                                 =============    =============    =============    =============
DILUTED EARNINGS PER COMMON SHARE:
     Income (loss) from continuing operations                    $       (0.48)   $        0.64    $       (0.24)   $        1.89
                                                                 =============    =============    =============    =============
     Income from discontinued operations                         $        1.29    $        0.13    $        1.34    $        0.20
                                                                 =============    =============    =============    =============
     Net income per common share                                 $        0.81    $        0.77    $        1.10    $        2.09
                                                                 =============    =============    =============    =============